Amendment to EXHIBIT 99.2

Directors and Officers of Citadel Derivatives Trading Ltd.

The name, title, present principal occupation or employment, residence or business address and citizenship of each of the directors and executive officers of Citadel Derivatives Trading Ltd. (“CDT”) are set forth below.

Name and Citizenship	Title at CDT	Present Principal Occupation and Residence or Business Address (Principal Business of Employer)
Adam C. Cooper United States	Director	Senior Managing Director and General Counsel Citadel Investment Group, L.L.C. 131 South Dearborn Chicago, IL 60603
Clarendon Hugh “Hal” Masters British Overseas Territories	Director	Company director 46 Pitt’s Bay Road Pembroke, HM 06, Bermuda

Directors and Executive Officers of Wingate Capital Ltd.

The name, title, present principal occupation or employment, residence or business address and citizenship of each of the directors and executive officers of Wingate Capital Ltd. (“Wingate”) are set forth below.

Name and Citizenship	Title at Wingate	Present Principal Occupation and Residence or Business Address (Principal Business of Employer)
Adam C. Cooper United States	Director and Assistant Secretary	Senior Managing Director and General Counsel Citadel Investment Group, L.L.C. 131 South Dearborn Chicago, IL 60603
Austin John O’Connor United Kingdom	Director and Vice President	Company director 4 rue de l’eglise Wormeldange, Luxembourg L-5481
Clarendon Hugh “Hal” Masters British Overseas Territories	Director	Company director 46 Pitt’s Bay Road Pembroke, HM 06, Bermuda